As filed with the Securities and Exchange Commission on November 22, 2005

Registration No. 333-110421

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PALMSOURCE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0586278
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1188 East Arques Avenue

Sunnyvale, CA 94085

(408) 400-3000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

PalmSource, Inc. 2001 Stock Plan

PalmSource, Inc. 2003 Equity Incentive Plan

PalmSource, Inc. Employee Stock Purchase Plan

(Full Title of the Plan)

Jeanne Seeley

Chief Financial Officer

PalmSource, Inc.

1188 East Arques Avenue

Sunnyvale, CA 94085

(408) 400-3000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Michael G. O’Bryan, Esq. William Woo, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, California 94105 (415) 268-7000	Stan Yukevich, Esq. Jonathan A.C. Wise, Esq. Morrison & Foerster LLP AIG Building, 11th Floor 1-1-3 Marunouchi, Chiyoda-ku Tokyo, Japan 100-0005 011 81 3 3214 6522

DEREGISTRATION OF SECURITIES

The Registration Statement on Form S-8 (Registration No. 333-110421) (the “Registration Statement”) of PalmSource, Inc. (“PalmSource”), pertaining to the registration of 4,062,294 shares of PalmSource common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to PalmSource, Inc.’s 2001 Stock Plan, 2003 Equity Incentive Plan and Employee Stock Purchase Plan, to which this Post-Effective Amendment No. 1 relates, was filed on November 12, 2003 with the Securities and Exchange Commission.

On November 14, 2005, ACCESS Co., Ltd. (“ACCESS”), Apollo Merger Sub, Inc., a wholly owned subsidiary of ACCESS (“Merger Sub”), and PalmSource completed the merger of Merger Sub with and into PalmSource (the “Merger”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of September 8, 2005, by and among PalmSource, ACCESS and Merger Sub. The Merger became effective following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on November 14, 2005 (the “Effective Time”). At the Effective Time, PalmSource became a wholly owned subsidiary of ACCESS and each issued and outstanding share of PalmSource’s Common Stock was cancelled in exchange for the right to receive in cash $18.50 per share. The Common Stock ceased trading on The Nasdaq National Market at the close of business on November 15, 2005.

In connection with the Merger becoming effective, PalmSource has terminated all offerings of Common Stock and related participation interests pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by PalmSource in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of PalmSource which remain unsold at the termination of the offering, PalmSource hereby removes from registration all shares of Common Stock and participation interests registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on November 22, 2005.

PALMSOURCE, INC.

By:	/s/ Jeanne Seeley
Name:	Jeanne Seeley
Title	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Patrick McVeigh Patrick McVeigh	Interim Chief Executive Officer (Principal Executive Officer)	November 22, 2005

/s/ Jeanne Seeley Jeanne Seeley	Chief Financial Officer (Principal Financial Officer)	November 22, 2005

/s/ Toru Arakawa Toru Arakawa	Director	November 22, 2005

/s/ Tomihisa Kamada Tomihisa Kamada	Director	November 22, 2005

/s/ Toshiya Yasui Toshiya Yasui	Director	November 22, 2005

/s/ Kiyoyasu Oishi Kiyoyasu Oishi	Director	November 22, 2005